Exhibit 99.1

SuRo Capital Corp. Announces Expansion of Share Repurchase Program

Board of Directors Authorizes Additional $15 Million to Aggregate $55 Million Since Inception of Program

Current Share Repurchase Program Capacity of Approximately $25 Million

NEW YORK, NY, March 14, 2022 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital”, the “Company”, “we”, “us”, and “our”) (Nasdaq: SSSS) today announced its Board of Directors has increased the amount of common shares that may be repurchased under the Share Repurchase Program by $15 million to $55 million aggregate.

“As we have consistently demonstrated, SuRo Capital is committed to initiatives that enhance shareholder value and we believe the market is currently undervaluing our portfolio. Accordingly, our Board of Directors has authorized an additional $15 million for share repurchases, bringing our Share Repurchase Program total to $55 million. Given the significant discount at which our stock is trading compared to net asset value, coupled with the extreme market volatility, we determined that this authorization is an efficient and accretive deployment of capital,” said Mark Klein, Chairman and Chief Executive Officer of SuRo Capital.

Share Repurchase Program

Since inception of the Share Repurchase Program in August 2017, SuRo Capital has repurchased 4,823,332 shares of its common stock for an aggregate purchase price of approximately $30 million.

On March 13, 2022, the Company’s Board of Directors authorized a $15 million expansion of the Share Repurchase Program to $55 million. The dollar value of shares that may yet be purchased by the Company under the Share Repurchase Program is approximately $25 million. The Share Repurchase Program is authorized through October 31, 2022.

Under the Share Repurchase Program, the Company may repurchase its outstanding common stock in the open market provided that it complies with the prohibitions under its insider trading policies and procedures and the applicable provisions of the Investment Company Act of 1940, as amended, and the Securities Exchange Act of 1934, as amended.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq: SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in New York, NY and has offices in San Francisco, CA. Connect with the company on Twitter, LinkedIn, and at www.surocap.com.

Contact

SuRo Capital Corp.

(212) 931-6331

IR@surocap.com

Media Contact

Bill Douglass

Gotham Communications, LLC

Communications@surocap.com